SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 333-76763
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                            NEW WORLD PASTA COMPANY
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            (Exact name of registrant as specified in its charter)


                     85 Shannon Road, Harrisburg, PA 17112
                                ( 717) 526-2200
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   9 1/4% Senior Subordinated Notes due 2009
          ----------------------------------------------------------
           (Title of each class of Securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       [  ]     Rule 12h-3(b)(1)(ii)       [  ]
            Rule 12g-4(a)(1)(ii)      [  ]     Rule 12h-3(b)(2)(i)        [  ]
            Rule 12g-4(a)(2)(i)       [  ]     Rule 12h-3(b)(2)(ii)       [  ]
            Rule 12g-4(a)(2)(ii)      [  ]     Rule 15d-6                 [x ]
            Rule 12h-3(b)(1)(i)       [  ]

         Approximate number of holders of record as of the certification or notice date: 12

         Pursuant to the requirements of the Securities Exchange Act of 1934, New World Pasta Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Date: June 7, 2004              By:  /s/    Cary A. Metz
                                              ---------------------------------
                                         Name:   Cary A. Metz
                                         Title:  Vice President, General Counsel
                                                 and Corporate Secretary